UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 11, 2015 (May 7, 2015)

SHORE BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-22345	52-1974638
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

28969 Information Lane, Easton, Maryland 21601

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (410) 763-7800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On May 7, 2015, The Talbot Bank of Easton, Maryland (the “Bank”), the wholly owned subsidiary of Shore Bancshares, Inc. (the “Company”), announced that the Federal Deposit Insurance Corporation (the “FDIC”) and the Maryland Commissioner of Financial Regulation (the “Commissioner”) had terminated the Consent Order (the “Order”) that the Bank entered into on May 24, 2013.

Pursuant to the Order, the Bank was required, among other things, to meet and maintain the following minimum capital levels (i) a leverage ratio (the ratio of Tier 1 capital to total assets) of at least 8%, and (ii) a total risk-based capital ratio (the ratio of qualifying total capital to risk-weighted assets) of at least 12%. As of March 31, 2015, the Bank’s leverage ratio and total risk-based capital ratio were 9.36% and 13.96%, respectively, which exceeded the Order’s minimum capital requirements. Based on the Bank’s capital levels at March 31, 2015 and following the termination of the Order by the FDIC and the Commissioner, the Bank can now be categorized as “well capitalized.”

While the Order has been terminated, the Bank will be required to continue to adhere to certain requirements and restrictions based on commitments made to the FDIC and the Commissioner in connection with the termination of the Order, which include, among other things, continued reduction of classified assets and maintenance of capital in excess of regulatory minimums.

A copy of the press release issued by the Bank on May 11, 2015 is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The exhibits that are filed or furnished with this report are listed in the Exhibit Index that immediately follows the signatures hereto, which list is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHORE BANCSHARES, INC.

Dated: May 11, 2015	By:	/s/ Lloyd L. Beatty, Jr.
Lloyd L. Beatty, Jr.
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated May 11, 2015 (furnished herewith)

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